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                                                                     Exhibit 5.1

                            Gardner, Carton & Douglas
                       321 North Clark Street, Suite 3400
                             Chicago, Illinois 60610

                                 April 17, 2002

SPX Corporation
13515 Ballantyne Corporate Place
Charlotte, North Carolina  28277

     Re:    Registration Statement on Form S-3
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Ladies and Gentlemen:

     We have acted as special counsel for SPX Corporation, a Delaware corporation (the "Company"), in connection with the proposed sale of up to 1,520,166 shares of Common Stock, $10.00 par value per share, of the Company (the "Shares") by certain stockholders of the Company referred to in the Registration Statement filed with the Securities and Exchange Commission on Form S-3 (the "Registration Statement"). We have examined the Certificate of Incorporation of the Company, as amended, and such other documents as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that (i) the Shares covered by the Registration Statement have been duly authorized and (ii) the Shares covered by the Registration Statement that are currently subject to options, when issued, delivered and paid for as contemplated by the relevant option agreements, will be validly issued, fully paid and non-assessable.

     We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/ Gardner, Carton & Douglas